EXHIBIT 99.1

        Dietrich to Consolidate Five Metal Framing Facilities

            Nearby Facilities to Continue to Serve Markets

    COLUMBUS, Ohio--(BUSINESS WIRE)--Sept. 25, 2007--Worthington
Industries (NYSE:WOR) announced today it will begin implementing a consolidation plan at five of its Dietrich Metal Framing locations impacting approximately 165 employees.

    "Today's action is a result of our focus on asset utilization to ensure that our businesses are maximizing profitability," said John P. McConnell, Chairman and CEO of Worthington Industries. "Although the consolidation will reduce Dietrich's footprint, we have chosen locations in close proximity to other Dietrich facilities to maintain our customer service. We continue to have the largest reach to markets through our national distribution network."

    The company expects the consolidation plan to result in $9 million in annual savings and be fully implemented by the end of the year. One time restructuring charges, estimated to be $15 million in the aggregate for the five facilities, will be incurred over the next few quarters until the plan is completed.

    The facilities included in the consolidation plan are: East Chicago, Ind.; Rock Hill, S.C.; Phoenix, Ariz.; Wildwood, Fla.; and the downsizing of operations in Montreal, Canada. The Rock Hill facility also houses a Worthington steel processing operation which will continue to operate. Annual net sales generated by these operations total approximately $125 million and the majority of those sales are expected to be handled by nearby Dietrich locations.

    About Dietrich Metal Framing

    Dietrich Metal Framing is the largest manufacturer of steel framing products in the United States. Dietrich's 2,000 employees in 26 facilities, use state of the art equipment and in-house metallurgic labs to ensure superior product performances and competitive prices. Dietrich Metal Framing, founded in 1959, is a Worthington Industries Company.

    About Worthington Industries

    Worthington Industries is a leading diversified metal processing company with annual sales of approximately $3 billion. The Columbus, Ohio, based company is North America's premier value-added steel processor and a leader in manufactured metal products such as metal framing, metal ceiling grid systems, pressure cylinders, automotive past model service stampings and laser welded blanks. The company employs more than 8,000 people and operates 67 facilities in 10 countries.

    Founded in 1955, the company operates under a long-standing corporate philosophy rooted in the golden rule, with earning money for its shareholders as the first corporate goal. This philosophy, an unwavering commitment to the customer, and one of the strongest employee/employer partnerships in American industry serve as the company's foundation.

    Safe Harbor Statement

    The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act"). Statements by the company, related to expected savings, future restructuring charges, expected annual sales, the ability to retain sales and other statements which are not historical information, constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks described from time to time in the company's filings with the Securities and Exchange Commission.

    CONTACT: Worthington Industries
             Media:
             Cathy M. Lyttle, 614-438-3077
             VP, Corporate Communications
             E-mail: cmlyttle@WorthingtonIndustries.com
             or
             Investor:
             Allison M. Sanders, 614-840-3133
             Director, Investor Relations
             E-mail: asanders@WorthingtonIndustries.com
             or
             www.WorthingtonIndustries.com